Exhibit 2.1

EXECUTION COPY

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to the Stock Purchase Agreement (this “Amendment”) is made and entered into as of this 31st day of January, 2006, by and between Telkonet Inc., a Utah corporation (“Purchaser”) and Frank T. Matarazzo, an individual and resident of the state of New Jersey (“Seller”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Stock Purchase Agreement (as hereinafter defined).

RECITALS

WHEREAS, Purchaser and Seller have entered into a December 5, 2005 Stock Purchase Agreement (the “Stock Purchase Agreement”) with respect to the sale by Seller to Purchaser of 125 shares of common stock without par value of Microwave Satellite Technologies Inc. (the “Company”); and

WHEREAS, Purchaser and Seller now desire to amend the terms of the Stock Purchase Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and provisions set forth in this Agreement, Seller and Purchaser agree as follows:

1. Section 8.2 Indemnification by Seller of the Stock Purchase Agreement is hereby amended to add the following subsection (c):

(c) notwithstanding the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the breach by the Company or Seller to perform any covenant or obligation by Seller or the Company contained in this Agreement, any disallowance or recharacterization of any deductions taken by the Company on any Tax Returns by the Internal Revenue Service or other relevant Governmental Entity.

2. Section 8.4 of the Stock Purchase Agreement is hereby amended, replaced and superseded in its entirety as follows:

Limitations on Liability of Seller. Notwithstanding any other provision of this Agreement or any right or remedy available under any law, from and after the Closing;

(a) The Purchaser Indemnified Parties shall have the right to payment by the Seller under Section 8.2 only if, and only to the extent that, the Purchaser Indemnified Parties shall have incurred an aggregate indemnifiable Loss in excess of $400,000.00 and then only for the amount by which such aggregate indemnifiable Loss exceeds $400,000.00.

(b) Purchaser’s recourse against Seller for any claims under this Agreement shall be limited to recovery by Purchaser of not more than 600,000 shares of the Stock Consideration except as hereinafter expressly set forth; provided that with respect to the indemnification obligation of Seller pursuant to Section 8.2(c), Seller shall pay to Purchaser the amount of any refund, offset or credit, received by Seller, or to which Seller becomes entitled with respect to his personal federal and state taxes as the result of any liability (after taking into account the limitations on Seller liability pursuant to Section 8.4(a)) to which the Company becomes subject that is indemnifiable pursuant to Section 8.2(c) and that Purchaser shall be entitled to recourse against Seller with respect to the 600,000 shares of Stock Consideration with regard to the indemnification obligation of Seller pursuant to Section 8.2(c) only if, and to the extent that, such personal tax refund, offset or credit is insufficient to fully indemnify Purchaser; and provided further that there shall be no limit on the amount or nature of the liability of Seller for intentional fraud by Seller.

3. Except as otherwise expressly set forth in this Amendment, all terms and provisions of the Stock Purchase Agreement shall remain in full force and affect.

4. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New Jersey without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Amendment, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Amendment may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Federal court. The parties hereby consent to and grant any such Federal court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1 of the Stock Purchase Agreement or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

5. No waiver by any party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by any party of the same or any other provision. This Amendment may be amended only by a writing executed by each of the Parties hereto.

6. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

/s/ Frank T. Matarazzo______________________
Frank T. Matarazzo

Telkonet Inc.

By: /s/ E. Barry Smith_______________________
E. Barry Smith
Chief Financial Officer